Exhibit 10.15.1
ATLAS AIR WORLDWIDE HOLDINGS, INC.
2009 LONG TERM CASH INCENTIVE PROGRAM
Approved by Compensation Committee: February 20, 2009

ATLAS AIR WORLDWIDE HOLDINGS, INC.
2009 LONG TERM CASH INCENTIVE PROGRAM
Section 1. Purpose.
     The purpose of the Program is to set forth certain terms and conditions governing cash awards made under Atlas Air Worldwide Holdings, Inc.’s (“AAWW”) 2007 Incentive Plan, as amended (the “Plan”). The Program shall be treated for all purposes as a sub-plan or arrangement for the grant of Cash Awards under the Plan and shall be subject to the Plan, which is incorporated herein by reference. Awards under the Program are intended to qualify for the performance-based compensation exception to the limitations on tax deductibility imposed by Section 162(m) of the Code and together with the applicable terms of the Plan and Program shall be construed accordingly. The Program shall be effective as of January 1, 2009, and shall be applicable for the 2009-2011 Performance Period. Capitalized terms not defined herein shall have the meanings given in the Plan.
Section 2. Definitions.
     2.1. Award shall mean an opportunity to earn benefits under the Program.
     2.2. Atlas shall mean AAWW or its subsidiaries.
     2.3. Board shall mean the Board of Directors of AAWW.
     2.4. Beneficiary shall mean a Participant’s beneficiary designated pursuant to Section 8.
     2.5. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.
     2.6. Committee shall mean the Compensation Committee of the Board.
     2.7. Eligible Participant means any of the Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Staff Vice Presidents of AAWW and Atlas Air, Inc., and such other Atlas officers as may from time to time be designated by the Committee.
     2.8. Participant shall mean any Eligible Participant during such Eligible Participant’s period of participation in the Program.
     2.9. Performance Period shall mean January 1, 2009 through December 31, 2011.
     2.10. Program shall mean this Atlas Air Worldwide Holdings, Inc. 2009 Long Term Cash Incentive Program, as it may be amended from time to time.
Section 3. Administration.
     The Program shall be administered by the Committee in accordance with and subject to the provisions of Section 3 of the Plan.

Section 4. Participation.
     Each individual who is employed as an Eligible Participant on the first day of the Performance Period shall participate in the Program. An individual who first becomes employed as an Eligible Participant on or prior September 30, 2009 (March 31, 2009 in the case of an individual whose Award is intended to qualify for the performance-based compensation exception to the limitations on tax deductibility imposed by Section 162(m) of the Code), may participate in the Program in the discretion of the Committee (or, in the case of offices below the level of Senior Vice President, its delegate). An individual employed by Atlas, including an Eligible Participant, may be awarded incentive compensation outside the Program in lieu of or in addition to awards, if any, under the Program.
Section 5. Section 5: Determination of Awards.
     5.1. Target Bonus Award. Maximum Bonus Award. The target cash bonus payable under an Award for the Performance Period will be the amount established by the Committee (or, in the case of offices below the level of Senior Vice President, its delegate), for each Participant classification (the “Target Bonus Amount”).
     5.2. Performance Measures. Payment of a cash bonus Award is conditioned upon written certification by the Committee of satisfaction of the achievement of certain relative ROIC and EBT Growth levels as described below (the “Performance Criteria”) during the period beginning January 1, 2009 and ending December 31, 2011 (the “Performance Period”), as compared to the ROIC and EBT Growth of the companies listed in Annex A attached hereto (the “Peer Companies”) for the same period.1 The actual cash bonus Award amount (the “Payable Amount”) shall be determined in accordance with Annex B hereto (the “Performance Plan Matrix”). Each cell of the Performance Plan Matrix sets forth in percentage terms the amount of the Target Bonus Amount that will become the Payable Amount. Performance between points outlined on the matrix will be interpolated on a straight-line basis. By way of example only, at 100% achievement, the Participant will receive as the Payable Amount the Target Bonus Amount; at 200% achievement the Participant will receive as the Payable Amount 200% of the Target Bonus Amount; at 72% achievement, the Participant will receive as the Payable Amount 72% percent of the Target Bonus Amount; and at zero percent achievement, the holder will not be entitled to receive any Payable Amount. In no event shall the Payable Amount exceed, for any Participant, the maximum amount specified in Section 4(c) of the Plan.
                    (1) ROIC for the Company shall be measured against ROIC for the Peer Companies as set forth in the Performance Unit Plan Matrix. “ROIC” for the Company and each Peer Company shall mean a fraction where the numerator is cumulative NOPAT over the Performance Period and the denominator is Average Invested Capital (calculated as the average of capital for 2008, 2009, 2010 and 2011), in each case calculated in accordance with generally accepted accounting principles (“GAAP”). “NOPAT” is defined as net operating income minus Cash Tax Paid. “Cash Tax Paid” is defined as income taxes as reflected on the income statement minus deferred taxes as reflected on the cash flow statement. “Average

[1]	For peer companies not on a December 31 fiscal year, the average mentioned in Section 2 shall be calculated for the twelve month period ended December 31.

Invested Capital” is defined as the average of the beginning and ending Invested Capital during the year. “Invested Capital” is defined as capital lease obligations, plus short and long term debt plus total stockholders equity minus an amount equal to cash and cash equivalents. Invested Capital shall exclude investment amounts associated with aircraft acquisition until the first time that such aircraft is flown under a customer contract at which time all amounts accrued with respect to such aircraft shall be considered in the Average Invested Capital calculation from such date.
                    (2) EBT Growth for the Company shall be measured against EBT Growth for the Peer Companies as set forth in the Performance Unit Plan Matrix. “EBT” shall mean income before income taxes (or pre-tax income), in accordance with GAAP. EBT Growth for the Company and each Peer Company shall be calculated by averaging the percentage increase or decrease in EBT for each of the three years ended December 31 in the Performance Period. EBT increase or decrease for each twelve month period shall be calculated by subtracting EBT for the twelve months ended December 31 for the current year from EBT for the twelve months ended December 31 for the prior year and dividing the resulting difference in EBT by the EBT for the twelve months ended December 31 for the prior year. This calculation will be performed for the Company and for each Peer Company.
     (a) The ROIC ratio will exclude the unconsolidated results of Polar Air Cargo Worldwide after the Block Space Agreement commencement date. The calculations for ROIC and EBT shall be adjusted for the following non-recurring items to the extent reflected on the Company’s or the peer companies’ financial statements: (i) any loss or gain resulting from the early extinguishment of debt, (ii) the cumulative effect of a change in accounting principles, (iii) write offs related to fresh start accounting adjustments or (iv) other extraordinary items under GAAP. These adjustments shall be made on an “After-tax basis” with respect to ROIC and on a pre-tax basis with respect to EBT. “After-tax basis” shall mean the product of the amount of each non-recurring item times the difference between one and the cash tax rate as published in the Company’s and each peer group company’s annual report on Form 10-K for the respective fiscal year measurement period.
Section 6. Payment of Awards under this Program.
     6.1. General. A Participant will be entitled to receive payment, if any, under an Award if the Participant is still employed by Atlas on January 31, 2012. A Participant will receive an Award in the manner and at the times set forth in Sections 6.2, 6.3 and 6.4.
     6.2. Time of Payment. Any Payable Amount for an Award for the Performance Period shall be paid by Atlas within two weeks following certification by the Committee (as required by Section 162(m) of the Code) as to achievement of the performance goal following the completion of the year-end audit for the last year of the Performance Period, but in no event later than December 31, 2012.
     6.3. Form of Payment. All Payable Amounts for an Award shall be paid in cash.

     6.4. Termination of Employment.
     (a) General. Except as provided otherwise in this Section 6.4, a Participant whose employment terminates for any reason prior to the last day of the Performance Period shall forfeit such Award.
     (b) Death or Disability. In the event of a termination of the Participant’s employment with the Company or its Subsidiaries (a “Termination of Service”) by reason of the Participant’s death or Disability occurring after January 1, 2009, but before January 1, 2012, the portion of the Award that will payable is calculated by dividing the number of days from January 1, 2009 until the date of Disability or death, by the total number of days in the Performance Period multiplied by the Payable Amount. In all events, the Payable Amount, if any (calculated as provided in Section 5.2) shall not be payable until the completion of the Performance Period and the Determination Date. For purposes of this Agreement, a Termination of Service shall be deemed to be by reason of “Disability” if upon such Termination of Service, the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of such impairment Participant is receiving income replacement benefits for a period of not less than three months under the Company’s Long Term Disability Plan.
     (c) Termination by the Company Not For Cause. In the event of Termination of Service of the Participant by reason of an involuntary termination by the Company and its Subsidiaries not for Cause occurring after the date hereof, but before January 1, 2012, the portion of the Award that will be payable, if any, is calculated by dividing the number of days from January 1, 2009 until the date of the Termination of Service by reason of an involuntary termination not for Cause, by the total number of days in the Performance Period, multiplied by the Payable Amount. In all events, the Payable Amount, if any (calculated as provided in Section 5.2 shall not be delivered until the completion of the Performance Period and the Determination Date. For purposes of this Agreement, “Cause” shall mean (i) the Participant’s refusal or failure (other than during periods of illness or disability) to perform the Participant’s material duties and responsibilities to the Company or its Subsidiaries, (ii) the conviction or plea of guilty or nolo contendere of the Participant in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its Subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its Subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.
Section 7. Change in Control.
     In the event the Company undergoes a Change in Control, Awards will be determined and paid in accordance with this Section 7 based on the assumption that the Company has achieved a level of 200% on the Performance Plan Matrix for the Performance Period. Payable Amounts will be paid in full in connection with and immediately before a Change in Control. For purposes of this Program, “Change in Control of the Company” shall mean and shall be deemed to have occurred if (i) any Person (within the meaning of the Exchange Act) or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company (or other securities convertible into voting securities of the Company) representing 40% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency, or (ii) the Board of Directors of the Company shall not consist of a majority of Continuing Directors. For purposes of this Program, “Continuing Directors” shall mean the directors of the Company on the date hereof and each other director, if such other director’s nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.
Section 8. Beneficiary Designation.
     8.1. Designation and Change of Designation. Each Participant shall file with Atlas a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Program upon the Participant’s death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with Atlas. The last such designation received by Atlas shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by Atlas prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.
     8.2. Absence of Valid Designation. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Participant’s Beneficiary and shall receive the payment of the amount, if any, payable under the Program upon his death. If Atlas is in doubt as to the right of any person to receive such amount, Atlas may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or Atlas may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Program and Atlas therefor.
Section 9. General Provisions.
     9.1. Plan to be Unfunded. The Program is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a trust of any kind. A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of Atlas. All Awards shall be paid from the general funds of Atlas, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards. There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of Atlas.

     9.2. Section 409A of the Code. Awards under the Program are intended to be exempt from the requirements of Section 409A of the Code and shall be construed and administered accordingly. Notwithstanding anything to the contrary in the Program, neither the Company, nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 9.3 shall limit the ability of the Committee or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.
     9.3. Rights Limited. Nothing contained in the Program shall give any Eligible Participant the right to continue in the employment of Atlas, or limit the right of Atlas to discharge an Eligible Participant.
     9.4. Governing Law. The Program shall be construed and governed in accordance with the laws of the State of New York.
     9.5. Taxes. There shall be deducted from all amounts paid under the Program all federal, state, local and other taxes required by law to be withheld with respect to such payments.
Section 10. Amendment, Suspension, or Termination.
     The Committee reserves the right to amend, suspend, or terminate the Program at any time.

Annex A
Peer Group

ABX AIR INC.
AIRTRAN HOLDINGS INC
ALEXANDER & BALDWIN INC
AMERICAN COMMERCIAL LINES
ARKANSAS BEST CORP
BRISTOW GROUP INC (Offshore Logistics)
GATX CORP
HUNT (JB) TRANSPRT SVCS INC
JETBLUE AIRWAYS CORP
KANSAS CITY SOUTHERN
KIRBY CORP
LAIDLAW INTERNATIONAL INC
PROLOGIS
QUALITY DISTRIBUTION INC
SAIA INC
SWIFT TRANSPORTATION CO INC
TIDEWATER INC
US XPRESS ENTP INC — CL A
If ROIC or EBT information is unavailable for one of the companies listed above, then such company shall be omitted from the peer group and from any and all calculations under this Agreement.

Annex B
Performance Unit Plan Matrix
Performance Relative to Peer Group: EBT Growth
Performance Relative to Peer Group: ROIC

	Bottom	26th - 44th	45th - 55th	56th - 75th	Top
	Quartile	Percentile	Percentile	Percentile	Quartile
Top Quartile	100%	135%	150%	175%	200%
56th — 75th Percentile	75%	100%	135%	150%	175%
45th — 55th Percentile	50%	75%	100%	135%	150%
26th — 44th Percentile	0%	50%	75%	100%	135%
Bottom Quartile	0%	0%	50%	75%	100%

1